Exhibit g.3


                    ADDITION OF THE
               OAK RIDGE LARGE CAP FUND
                        TO THE
                  CUSTODIAN AGREEMENT
                        Between
                 OAK RIDGE FUNDS, INC.
                          and
             FIRSTAR BANK MILWAUKEE, N.A.
                Dated December 1, 1995

     WHEREAS, the above parties have entered into a Custodian Agreement (the "Agreement") whereby Firstar
Bank Milwaukee, N.A. ("FBM") has agreed to provide custody services to Oak Ridge Funds, Inc. (the
"Company"); and

     WHEREAS, the parties would like to add the Oak
Ridge Large Cap Fund (the "Fund") to the Agreement;

     NOW THEREFORE, the Company and FBM agree to add the Fund to the Agreement and compensation for the addition of the Fund is as follows:

Annual fee based upon market value
2 basis points per year
Minimum annual fee per fund - $3,000

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
$12.00 per book entry security (depository or Federal Reserve system) $25.00 per definitive security (physical)
$25.00 per mutual fund trade
$75.00 per Euroclear
$ 8.00 per principal reduction on pass-through certificates
$35.00 per option/futures contract
$15.00 per variation margin
$15.00 per Fed wire deposit or withdrawl

Variable Amount Demand Notes: Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates. Our charge, which is 1/4 of 1%, is deducted from the variable amount note income at the time it is credited to your account.
Plus out-of-pocket expenses, and extraordinary expenses based upon complexity

Fees are billed monthly, based upon market value at the beginning of the month



Dated this 7th day of January, 1999.


OAK RIDGE FUNDS, INC.         FIRSTAR BANK MILWAUKEE, N.A.


BY: /s/ Samuel Wegbreit       BY: /s/ Joseph Redwine
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